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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (Amendment No. ___________)





                                  Dynamex, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    26784F103
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 14, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /   Rule 13d-1(b)

X     Rule 13d-1(c)

/ /   Rule 13d-1(d)


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------------------------ ------------- --------------------------------------
CUSIP No. 26784F103          13G       Page 2 of 6 Pages
------------------------ ------------- --------------------------------------


--------- -------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS  Nathan H Dardick
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) - N/A


--------- -------------------------------------------------------------------
--------- -------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      / /
                                                               (b)      / /
                                       N/A

--------- -------------------------------------------------------------------
--------- -------------------------------------------------------------------
3.        SEC USE ONLY


--------- -------------------------------------------------------------------
--------- -------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION - United States


--------- -------------------------------------------------------------------
-------------------------- ---------- ---------------------------------------
NUMBER OF                  5.         SOLE VOTING POWER - 678,100 Shares
SHARES
BENEFICIALLY               ---------- ---------------------------------------
OWNED BY                   ---------- ---------------------------------------
EACH                       6.         SHARED VOTING POWER - N/A
REPORTING
PERSON WITH                ---------- ---------------------------------------
                           ---------- ---------------------------------------
                           7.         SOLE DISPOSITIVE POWER - 678,100 Shares

                           ---------- ---------------------------------------
                           ---------- ---------------------------------------
                           8.         SHARED DISPOSITIVE POWER - N/A

-------------------------- ---------- ---------------------------------------
-------- ----------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 678,100
         Shares
-------- ----------------------------------------------------------------------
--------- ---------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           /X/
         The aggregate amount in Row (9) above does not include 7,500 shares held in a trust for the benefit of Mr. Dardick's son of which Mr. Dardick's wife is the trustee. Mr. Dardick disclaims beneficial ownership of these securities.
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                            6.64%

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON* - IN


--------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1(a).        NAME OF ISSUER:

                  DYNAMEX, INC.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1431 GREENWAY DRIVE, SUITE 345, IRVING, TEXAS 75038


ITEM 2(a).        NAME OF PERSON FILING:

                  NATHAN H DARDICK


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  2331 ORRINGTON AVENUE, EVANSTON, ILLINOIS 60201-2819


ITEM 2(c).        CITIZENSHIP:

                  UNITED STATES


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK, $0.01 PAR VALUE PER SHARE


ITEM 2(e).        CUSIP NUMBER:

                  26784F103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) / / Broker or dealer registered under Section 15 of the Exchange Act;

          (b) / / Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act;

          (d) / / Investment company registered under Section 8 of the Investment Company Act;

          (e) / / An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

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          (f) / / An employee benefit plan or endowment fund in accordance with
                  Rule 13d- 1(b)(1)(ii)(F);

          (g) / / A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. /x/

ITEM 4.           OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)     Amount beneficially owned: 678,100

          (b)     Percent of class: 6.64%

          (c)     Number of shares as to which such person has:

          (i)     Sole power to vote or to direct the vote - 678,100

          (ii)    Shared power to vote or to direct the vote - N/A

          (iii)   Sole power to dispose or to direct the disposition of -
                  678,100

          (iv)    Shared power to dispose or to direct the disposition of - N/A

          INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security SEE Rule 13d-3(d)(1).

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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than five percent of the class of securities, check the following [ ].

        INSTRUCTION. Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        No other person is known by the Reporting Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities, reported on this Schedule.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable

ITEM 10. CERTIFICATIONS.

        The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

                "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     July 22, 1999



                                                 /s/ Nathan H Dardick
                                              ------------------------------
                                                     Nathan H Dardick